Exhibit 2.1.3

THIRD AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This Third Amendment to Business Combination Agreement, dated as of July 14, 2023 (this “Amendment”), is made and entered into by and among Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 374480 (“Acquiror”) and Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201526265R (the “Company”).

WHEREAS, Acquiror and the Company are parties to that certain Business Combination Agreement dated as of August 26, 2022 as amended by the First Amendment to Business Combination Agreement dated October 3, 2022 and the Second Amendment to Business Combination Agreement dated February 14, 2023 (collectively, the “Original Agreement”), and Acquiror and the Company desire to amend the Original Agreement as set forth below;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror and the Company agree as follows:

1.	Extension of Agreement End Date to January 15, 2024. Clause (ii) of Section 12.1(e) of the Original Agreement is hereby deleted and replaced in its entirety with the following new clause (ii):

(ii) the Closing has not occurred on or before January 15, 2024 (the “Agreement End Date”), unless Acquiror is in material breach of this Agreement.

2.	No other Amendments. The Original Agreement remains in full force and effect and is unamended except as explicitly set forth in this Amendment.

3.	Governing Law. This Amendment shall be deemed to have been executed and to be performed within the State of New York, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

4.	Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Amendment (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Signatures on following page.

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

FAT PROJECTS ACQUISITION CORP.

By:	/s/ David Andrada
Name:	David Andrada
Title:	Co-Chief Executive Officer

AVANSEUS HOLDINGS PTE. LTD.

By:	/s/ Bhargab Mitra
Name:	Bhargab Mitra
Title:	Chief Executive Office